Exhibit 10.22

Net Quota Share

Reinsurance Contract

Effective: July 1, 2005

issued to

VESTA FIRE INSURANCE CORPORATION

SHELBY INSURANCE COMPANY

THE HAWAIIAN INSURANCE AND GUARANTY COMPANY, LTD.

FLORIDA SELECT INSURANCE COMPANY

SHELBY CASUALTY INSURANCE COMPANY

VESTA INSURANCE CORPORATION

TEXAS SELECT LLOYDS INSURANCE COMPANY

and

any other insurance companies which are now or

hereafter come under the ownership, control or management of

Vesta Fire Insurance Corporation and agreed to be included in advance by the Reinsurer

Table of Contents

Article		Page
I	Definitions	1

II	Business Reinsured	5

III	Commencement and Termination	5

IV	Territory	7

V	Exclusions	7

VI	Inuring Reinsurance	8

VII	Terrorism	8

VIII	Retention and Limit	9

IX	Loss in Excess of Policy Limits/ECO	9

X	Losses and Loss Adjustment Expense	10

XI	Ceding Commission	11

XII	Reports and Remittances	12

XIII	Salvage and Subrogation	12

XIV	Original Conditions	12

XV	Late Payments	13

XVI	Offset (BRMA 36C)	14

XVII	Access to Records (BRMA 1D)	14

XVIII	Errors and Omissions (BRMA 14F)	14

XIX	Taxes (BRMA 50B)	14

XX	Funding Requirements	15

XXI	Insolvency	16

XXII	Arbitration	17

XXIII	Service of Suit (BRMA 49C)	17

XXIV	Governing Law	18

XXV	Federal Excise Tax	18

XXVI	Confidentiality (BRMA 69E)	18

XXVII	Currency (BRMA 12A)	19

XXVIII	Agency Agreement / Combined Results	19

XXIV	Entire Agreement	19

XXX	Intermediary (BRMA 23A)	19

Net Quota Share

Reinsurance Contract

Effective: July 1, 2005

issued to

VESTA FIRE INSURANCE CORPORATION

SHELBY INSURANCE COMPANY

THE HAWAIIAN INSURANCE AND GUARANTY COMPANY, LTD.

FLORIDA SELECT INSURANCE COMPANY

SHELBY CASUALTY INSURANCE COMPANY

VESTA INSURANCE CORPORATION

and

TEXAS SELECT LLOYDS INSURANCE COMPANY

and

any other insurance companies which are now or

hereafter come under the ownership, control or management of

Vesta Fire Insurance Corporation and agreed to be included in advance by the Reinsurer

(hereinafter referred to collectively as the “Company”)

by

The Subscribing Reinsurer(s) Executing the

Interests and Liabilities Agreement(s)

Attached Hereto

(hereinafter referred to as the “Reinsurer” and individually as the “Subscribing Reinsurer”)

Article I - Definitions

A.	“Contract Year” as used herein shall mean the period from July 1, 2005 through June 30, 2006, both days inclusive. If this Contract is terminated prior to June 30, 2006, the Contract Year shall be from July 1, 2005 through the date of termination.

B.	“Contract Quarter” as used herein shall mean the period from July 1, 2005 through September 30, 2005, both days inclusive, and each subsequent three-month period shall be a separate Contract Quarter.

C.	“Net Written Premium” as used herein shall mean the Company’s gross written premium (including unearned premium on policies in force at the inception of this contract) for the classes of business reinsured hereunder, less cancellations and return premiums, less inuring reinsurance premium, and less fees collected and retained by any general agent or the Company.

D.	“Net Earned Premium” as used herein shall mean the net unearned premium at the inception of the Contract Year, plus Net Written Premium during the Contract Year, less net unearned premium at the end of the Contract Year.

E.	“Net Liability” as used herein means the actual loss, including Loss Adjustment Expense and Shock Losses, paid or to be paid by the Company after making deductions for all recoveries, salvages, subrogations and all claims on inuring reinsurance, whether collectible or not; provided, however, that in the event of the insolvency of the Company, payment by the Reinsurer shall be made in accordance wit the provisions of the Insolvency Article. Nothing herein shall be construed to mean that losses under this Agreement are not recoverable until the Company’s Net Liability has been ascertained.

The amount of the Reinsurer’s liability hereunder in respect of any loss or losses shall not be increased by reason of the inability of the Company to collect from any other Reinsurer(s), whether specific or general, any amounts which may have become due from such Reinsurer(s), whether such inability arises from the insolvency of such other Reinsurer(s), dispute with such other Reinsurer(s), or otherwise.

F.	“Loss Occurrence”

Property Business

As respects Property business, “Loss Occurrence” shall mean the sum of all individual losses directly occasioned by any one disaster, accident or loss or series of disasters, accidents or losses arising out of one event which occurs within the area of one state of the United States or province of Canada and states or provinces contiguous thereto and to one another. However, the duration and extent of any one “Loss Occurrence” shall be limited to all individual losses sustained by the Company occurring during any period of 168 consecutive hours arising out of and directly occasioned by the same event, except that the term “Loss Occurrence” shall be further defined as follows:

1.	As regards windstorm, hail, tornado, hurricane, cyclone, including ensuing collapse and water damage, all individual losses sustained by the Company occurring during any period of 96 consecutive hours arising out of and directly occasioned by the same event. However, the event need not be limited to one state or province or states or provinces contiguous thereto.

2.	As regards riot, riot attending a strike, civil commotion, vandalism and malicious mischief, all individual losses sustained by the Company occurring during any period of 72 consecutive hours within the area of one municipality or county and the municipalities or counties contiguous thereto arising out of and directly occasioned by the same event. The maximum duration of 72 consecutive hours may be extended in respect of individual losses which occur beyond such 72 consecutive hours during the continued occupation of an assured’s premises by strikers, provided such occupation commenced during the aforesaid period.

3.

As regards earthquake (the epicenter of which need not necessarily be within the territorial confines referred to in the opening paragraph of this Article) and fire following directly occasioned by the earthquake, only those individual fire losses which commence during the period of 168 consecutive hours may be included in the Company’s “Loss Occurrence.”

4.	As regards “freeze,” only individual losses directly occasioned by collapse, breakage of glass and water damage (caused by bursting frozen pipes and tanks and melting snow) may be included in the Company’s “Loss Occurrence.”

5.	As regards firestorms, brush fires and other fires or series of fires, irrespective of origin, that spread through trees, grasslands or other vegetation, all individual losses, involving two or more individual risks, sustained by the Company and designated by the Company as forming part of one “Loss Occurrence,” which occur during any period of 168 consecutive hours with a 150-mile radius of any one fixed point selected by the Company may be included in the Company’s “Loss Occurrence.” However, an individual loss subject to this subparagraph cannot be included in more than one “Loss Occurrence.”

Except for those “Loss Occurrences” referred to in subparagraphs 1 and 2 of paragraph F above, the Company may choose the date and time when any such period of consecutive hours commences, provided that it is not earlier than the date and time of the occurrence of the first recorded individual loss sustained by the Company arising out of that disaster, accident or loss, and provided that only one such period of 168 consecutive hours shall apply with respect to one event.

In respect of those “Loss Occurrences” referred to in subparagraph 1 of paragraph F above only one such period of 96 consecutive hours shall apply with respect to one event, regardless of the duration of the event.

In respect of those “Loss Occurrences” referred to in subparagraph 2 of paragraph F above, if the disaster, accident or loss occasioned by the event is of greater duration than 72 consecutive hours, then the Company may divide that disaster, accident or loss into two or more “Loss Occurrences,” provided no two periods overlap and no individual loss is included in more than one such period and provided that no period commences earlier than the date and time of the occurrence of the first recorded individual loss sustained by the Company arising out of that disaster, accident or loss.

It is understood and agreed that losses arising from a combination of two or more perils as a result of the same event shall be considered as having arisen from one “Loss Occurrence.” Notwithstanding the foregoing, the hourly limitations as stated above shall not be exceeded as respects the applicable perils and no single “Loss Occurrence” shall encompass a time period greater than 168 consecutive hours.

Casualty Business

As respects Casualty business, “Loss Occurrence” shall mean an accident or occurrence or a series of accidents or occurrences arising out of or caused by one event.

G.

“Loss Adjustment Expense” as used herein shall mean expenses assignable to the investigation, defense and/or settlement of specific claims, regardless of how such expenses are classified for statutory reporting purposes. Loss Adjustment Expense shall include, but not be limited to, litigation expenses, claims adjusting expenses, expert witness expenses, consultants, interest on settlements or judgments, Declaratory Judgment Expense and a pro rate share of salaries and expenses of the Company field employees, and expenses of other company employees who have been temporarily diverted from their normal and customary duties and assigned to the field adjustment of losses covered by this Contract. Loss Adjustment Expense shall not include office expenses or salaries of the Company’s regular employees.

H.	“Declaratory Judgment Expense” as used herein shall mean all court costs, attorneys’ fees and expenses incurred by the Company in contesting insurance coverage and allocable to a specific claim on Policies reinsured hereunder. Declaratory Judgment Expense shall be deemed to have occurred on the same date as the loss covered or alleged to be covered under the Policy involved.

I.	“Ceded Loss and Loss Adjustment Expense Ratio” as used herein shall mean ceded Net Liability divided by ceded Net Earned Premium.

J.	“Policy” or “Policies” as used herein shall mean the Company’s binders, policies and contracts providing insurance and reinsurance on the lines of business covered under this Contract.

K.	“Notice” as used herein shall mean notice provided by certified or registered mail, or by a nationally or internationally recognized delivery service of the mailer’s choosing or by a recognized overnight delivery service providing the mailer with a receipt for delivery and notice shall be deemed to have been provided on the date of mailing.

L.	“Shock Losses” as used herein shall mean only Net Liability resulting from a Loss Occurrence which is greater than $1,000,000 for property or $500,000 for Casualty or any loss which results from two or more risks involved in the same Loss Occurrence or any loss resulting from Terrorism, Class Actions, Extra Contractual Obligations or Excess of Policy Limits.

M.	“Class Action” shall mean a representative action wherein one or more plaintiffs actually named in the complaint, along with their counsel, pursue a case for themselves and the defined class against one or more defendants. The claims of the “class representatives” must arise from facts or law common to the class members. Most Class Actions are called “plaintiff class actions”; however, in limited circumstances, a Class Action can be filed against one or more defendants representing a group of defendants, i.e. a “defendant class” action. The class must be certified by the relevant court and meet the requisite elements for certification as a class. This definition shall apply only to the Net Liability to the Company which results in aggregate loss for all class members of at least $1,000,000 (one million dollars).

N.	“Terrorism” as used herein shall mean any act, or preparation in respect of action, or threat of action designed to influence the government de jure or de facto of any nation or any political division thereof, or in pursuit of political, religious, ideological, or similar purposes to intimidate the public or a section of the public of any nation by any person or group(s) of persons whether acting alone or on behalf of or in connection with any organization(s) or government(s) de jure or de facto, and which:

1.	Involves violence against one or more persons; or

2.	Involves damage to property; or

3.	Endangers life other than that of the person committing the action; or

4.	Creates a risk to health or safety of the public or a section of the public; or

5.	Is designed to interfere with or to disrupt an electronic system.

O.	“Mold” as used herein shall mean any organic causative agents of disease and organic irritants or contaminants including but not limited to bacteria, fungi, mold, mildew, mycotoxins, or their spores, scent, byproducts or biogenic aerosol.

Article II - Business Reinsured

A.	By this Contract the Company obligates itself to cede to the Reinsurer and the Reinsurer obligates itself to accept quota share reinsurance of the Company’s Net Liability under Policies in force at the effective date hereof or issued or renewed during the Contract Year, and classified by the Company as Residential Property and Casualty business, including, but not limited to, Fire, Allied Lines, Inland Marine, Earthquake and Homeowners Multiple Peril business in the following states: Alabama, Alaska, Arizona, California, Connecticut, Florida, Hawaii, Massachusetts, New Jersey, New York, Pennsylvania, Rhode Island, South Carolina, Tennessee, Texas, and West Virginia.

B.	The liability of the Reinsurer with respect to each cession hereunder shall commence obligatorily and simultaneously with that of the Company, subject to the terms, conditions and limitations hereinafter set forth.

Article III - Commencement and Termination

A.	This Contract shall become effective at 12:01 a.m., Local Standard Time, at the subject loss location on July 1, 2005, with respect to losses arising out of Loss Occurrences commencing on or after that date, and shall remain in force until June 30, 2006, both days inclusive.

B.	The Company may terminate this Contract on December 31, 2005 by giving the Reinsurer not less than seven days prior written Notice provided the Ceded Loss and Loss Adjustment Expenses are not greater than 62.0% of the ceded Net Earned Premium. The Company shall remit an amount equal to 4.0% of the ceded Net Earned Premium to the Reinsurer within 30 days of termination. This amount shall be an additional consideration and remitted in addition to and in accordance with Article XII.

C.

The Company shall reassume the unexpired liability for inforce business as of the effective date of termination and the Reinsurer shall return their share of the unearned ceded premium applicable to the unexpired liability, less ceding commission, unless mutually agreed otherwise and then the reinsurance hereunder on business in force on the effective date of termination shall remain in full force and effect until expiration, cancellation or next premium anniversary of such business, whichever first occurs, but in no event beyond 12 months following the effective date of termination.

D.	Notwithstanding the provisions of paragraph B above, the Company may terminate the Subscribing Reinsurer’s percentage share in this Contract at any time by giving 30 days prior written Notice to the Subscribing Reinsurer in the event any of the following circumstances occur:

1.	The Subscribing Reinsurer has, without the written consent of the Company, become merged with, acquired by or controlled by any other company, corporation or individual(s) not controlling the Subscribing Reinsurer’s operations previously; or

2.	A State Insurance Department or other governmental, legal or regulatory authority, or court of competent jurisdiction has ordered the Subscribing Reinsurer to cease or suspend writing business; or

3.	The Subscribing Reinsurer has become insolvent or has been placed into liquidation or receivership (whether voluntary or involuntary) or proceedings have been instituted against the Subscribing Reinsurer for the appointment of a receiver, liquidator, rehabilitator, conservator or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or control of its operations; or

4.	The Subscribing Reinsurer has reinsured its entire liability under this Contract, excepting internal reinsurance, without the Company’s prior written consent; or

5.	The Subscribing Reinsurer has ceased assuming new and renewal Property and/or Casualty treaty reinsurance business; or

6.	The Subscribing Reinsurer fails to remit undisputed funds in accordance with the terms herein.

E.	Notwithstanding the provisions of paragraph B above, the Subscribing Reinsurer may terminate its percentage share in this Contract at any time by giving 30 days prior written Notice to the Company in the event any of the following circumstances occur:

1.	The Company’s statutory capital and surplus, as calculated on a statutorily filed basis at June 30, 2005, has been reduced by more than 50.0% of the amount of statutory capital and surplus at any time during the Contract Year; or

2.	A State Insurance Department or other governmental, legal or regulatory authority, or court of competent jurisdiction has ordered the Company to cease or suspend writing business; or

3.	The Company has become insolvent or has been placed into liquidation or receivership (whether voluntary or involuntary) or proceedings have been instituted against the Company for the appointment of a receiver, liquidator, rehabilitator, conservator or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or control of its operations; or

4.	The Company has become merged with, acquired by or controlled by any other company, corporation or individual(s) not controlling the Company’s operations previously; or

5.	The Company ceases writing its entire Residential Property and/or Casualty business; or

6.	The Company fails to remit funds in accordance with the terms herein; or

7.	The Company’s A.M. Best rating falls below “C” or “Not Rated”.

F.	In the event that any Policy is required by statute or departmental regulation or order to be continued in force, the Reinsurer shall continue to remain liable with respect to each such Policy until the Company may legally cancel, non-renew or otherwise eliminate liability under such Policy or Policies at the earliest time possible.

Article IV - Territory

The territorial limits of this Contract shall be identical with those of the Company’s Policies.

Article V - Exclusions

This Contract does not apply to and specifically excludes the following:

1.	Reinsurance and reinsurance assumed by the Company under obligatory reinsurance agreements, except intercompany and agency reinsurance where the Policies involved are to be reunderwritten in accordance with the underwriting standards of the Company and reissued as Company Policies at the next anniversary or expiration date.

2.	Nuclear Incident as provided in the Nuclear Incident Exclusion Clause - Physical Damage - Reinsurance and the Nuclear Incident Exclusion Clause - Liability - Reinsurance, which is attached to and made a part of this Contract.

3.	Loss or damage caused by or resulting from war, invasion, hostilities, acts of foreign enemies, civil war, rebellion, insurrection, military or usurped power, or martial law or confiscation by order of any government or public authority, but this exclusion shall not apply to loss or damage covered under a standard Policy with a standard War Exclusion Clause.

4.

All liability of the Company arising by contract, operation of law, or otherwise, from its participation or membership, whether voluntary or involuntary, in any insolvency fund. “Insolvency fund” includes any guaranty fund, insolvency fund, plan, pool, association, fund or other arrangement, however denominated, established or governed, which provides for any assessment of or payment or assumption by the Company of part or all of any claim, debt, charge, fee or other obligation of an insurer, or its successors or assigns, which has been declared by any competent authority to be insolvent, or which is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.

5.	Flood, when written as such.

6.	Seepage and Pollution.

7.	Asbestos.

8.	Loss, damage, cost or expense arising out of an Act of Terrorism involving the use of any biological, chemical or nuclear agent, material, device or weapon.

9.	Assigned Risks, Pools and Fair Plans

Article VI - Inuring Reinsurance

A.	The Company shall purchase inuring excess reinsurance to limit its loss subject hereto from any one coverage, any one Policy (exclusive of Loss in Excess of Policy Limits and Extra Contractual Obligation) to the following amounts:

1.	As respects Fire, Allied Lines, Inland Marine, Earthquake and Section I of Homeowners, $1,000,000 each risk;

2.	As respects Section II of Homeowners, $500,000 each Policy, each Loss Occurrence.

B.	In addition, the Company shall purchase catastrophe excess reinsurance to limit its loss from any one Loss Occurrence. Catastrophe excess reinsurance that is in force or effective on July 1, 2005, or renewals of such reinsurance, shall inure to the benefit of this Contract. Other catastrophe excess reinsurance must be approved by the Reinsurer.

C.	The Company shall be the sole judge as to what constitutes “one risk.” The above reinsurance shall be deemed in place and fully recoverable, whether or not collectable by reason of insolvency, dispute or otherwise.

Article VII - Terrorism

A.	Any loss reimbursement the Company receives from the United States Government under the Terrorism Risk Insurance Act of 2002 (the “Terrorism Act”) as a result of a Loss Occurrence commencing during the term of this Contract shall inure to the benefit of this Contract in the proportion that the Company’s insured losses (as defined in the Terrorism Act) in that Loss Occurrence under policies reinsured under this Contract bear to the Company’s total insured losses in that Loss Occurrence.

B.

If a loss reimbursement received by the Company under the Terrorism Act is based on the Company’s insured losses in more than one Loss Occurrence and the United States Government does not designate the amount allocable to each Loss Occurrence, the reimbursement shall be prorated in the proportion that the Company’s insured losses in each Loss Occurrence bear to the Company’s total insured losses arising out of all Loss Occurrences to which the recovery applies.

Article VIII - Retention and Limit

A.	The Company shall cede to the Reinsurer and the Reinsurer agrees to accept 50% of the Company’s Net Liability under Policies in force at the effective date hereof or issued or renewed during the Contract Year. Further The Company shall cede to the Reinsurer 50% of the Net Unearned Premium Reserves at inception of this Agreement and 50% of the Net Written Premium on all Policies subject to this Contract.

B.	The liability of the Reinsurer for loss and Loss Adjustment Expense for the Contract Year arising out of all Shock Losses shall not exceed 25.0% of ceded Net Earned Premium actually received by the Reinsurer for the Contract Year.

C.	The liability of the Reinsurer for any Loss Adjustment Expense for the Contract Year shall not exceed 10.0% of ceded Net Earned Premium actually received by the Reinsurer for the Contract Year.

D.	The liability of the Reinsurer from Mold related losses for the Contract Year shall not exceed 5.0% of ceded Net Earned Premium actually received by the Reinsurer for the Contract Year.

E.	The total liability of the Reinsurer for loss and Loss Adjustment Expense for the Contract Year shall not exceed 120.0% of ceded Net Earned Premium actually received by the Reinsurer for the Contract Year.

F.	It is understood and agreed that in no event shall the Company’s gross written premium from policies during any one Contract Year exceed $400,000,000. However, in the event the foregoing gross written premium limit is exceeded, the Reinsurer shall remain liable for all polices that would have otherwise been ceded hereunder were it not for such net written premium limit, but only for policies issued or renewed through and including the month when the net written premium limit was exceeded. The Reinsurer shall have no liability for policies issued or renewed at or after 12:01 a.m., on the first day of the month subsequent to the month when the net written premium limit was exceeded.

Article IX - Loss in Excess of Policy Limits/Extra Contractual Obligations

A.

In the event the Company pays or is held liable to pay an amount of loss in excess of its Policy limit, but otherwise within the terms of its Policy (hereinafter called “Loss in Excess of Policy Limits”) or any punitive, exemplary, compensatory or consequential damages, other than Loss in Excess of Policy Limits (hereinafter called “Extra Contractual Obligations”) because of alleged or actual bad faith, negligence on its part in rejecting an offer or settlement within Policy limits, or in preparation of the defense or in the trial of an action against its insured or reinsured or in preparation or prosecution of an appeal consequent upon such an action, or in otherwise handling a claim under a Policy subject to this Contract, 90.0% of the Loss in Excess of Policy Limits and/or 90.0% of the Extra

Contractual Obligations shall be added to the Company’s loss, if any, under the Policy involved.

B.	A Loss in Excess of Policy Limits and/or an Extra Contractual Obligation shall be deemed to have occurred on the same date as the loss covered or alleged to be covered under the Policy.

C.	Notwithstanding anything stated herein, this Contract shall not apply to any Loss in Excess of Policy Limits or any Extra Contractual Obligation incurred by the Company as a result of any fraudulent and/or criminal act by any officer or director of the Company acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

D.	Recoveries from any form of insurance or reinsurance which protects the Company against claims the subject matter of this Article shall inure to the benefit of this Contract.

E.	If any provision of this Article shall be rendered illegal or unenforceable by the laws, regulations or public policy of any state, such provision shall be considered void in such state, but this shall not affect the validity or enforceability of any other provision of this Contract or the enforceability of such provision in any other jurisdiction.

F.	Savings Clause (Applicable only to a Subscribing Reinsurer who is domiciled in the State of New York): In no event shall coverage be provided to the extent that such coverage is not permitted under New York law.

Article X - Losses and Loss Adjustment Expense

A.	Losses shall be reported by the Company in summary form as provided in Article XII, but the Company shall notify the Reinsurer immediately when, in the sole judgment of the Company, a specific case involves unusual circumstances or large loss possibilities. The Reinsurer shall have the right to participate, at its own expense, in the adjustment of any such losses.

B.	All loss settlements made by the Company, whether under strict Policy conditions or by way of compromise (excluding any Ex-Gratia payments), shall be binding upon the Reinsurer, and the Reinsurer agrees to pay or allow, as the case may be, its proportion of each such settlement in accordance with Article XII.

C.	In the event of a claim under a Policy subject hereto, the Reinsurer shall be liable for its proportionate share of Loss Adjustment Expense incurred by the Company in connection therewith, and shall be credited with its proportionate share of any recoveries of such expense.

D.	If the ceded loss from any event that is recognized by the Property Claims Services (PCS) and identified by a PCS catastrophe number exceeds $2,500,000, the Reinsurer shall pay the ceded loss (i.e., “cash call”) within 15 days after the Reinsurer has received evidence of the amount paid by the Company.

Article XI - Ceding Commission

A.	The Reinsurer shall allow the Company a 37.0% provisional commission on all premiums ceded to the Reinsurer. The Company shall allow the Reinsurer return commission on return premiums at the same rate.

B.	The provisional commission allowed the Company shall be adjusted periodically in accordance with the provisions set forth herein.

C.	The adjusted commission rate shall be calculated as follows:

1.	If the Ceded Loss and Loss Adjustment Expense Ratio is 62.0% or greater, the adjusted commission rate for the Contract Year shall be 30.0%.

2.	If the Ceded Loss and Loss Adjustment Expense Ratio is less than 62.0%, but not less than 30.0%, the adjusted commission rate for the Contract Year shall be 30.0%, plus 100% of the absolute value of the difference in percentage points between 62.0% and the ceded loss and Loss Adjustment Expense Ratio.

3.	If the Ceded Loss and Loss Adjustment Expense Ratio is 30.0% or less, the adjusted commission rate for the Contract Year shall be 62.0%.

4.	Notwithstanding the provisions of subparagraphs (1), (2) and (3) above, if the effective date of calculation of the adjusted commission rate is within 18 months of the end of the Contract Year then the adjusted commission rate for the Contract Year shall not exceed 37.0%.

D.	Within 60 days after the end of the Contract Year, the Company shall calculate and report the adjusted commission for the Contract Year. If the adjusted commission is less than commissions previously allowed by the Reinsurer (Provisional Commission), the Company shall remit the difference to the Reinsurer with its report.

E.	The adjusted commission shall be recalculated within 60 days of the end of each subsequent Contract Quarter after the end of the Contract Year until all losses subject hereto have been settled. Any balance shown to be due either party as a result of any such recalculation shall be remitted by the other party within 30 days after receipt and verification of the Company’s report.

F.	Notwithstanding the provisions of paragraph E above, if 18 months after the end of the Contract Year the adjusted commission is greater than the commissions previously allowed by the Reinsurer, the Reinsurer shall remit the difference to the Company within 30 days after receipt and verification of the Company’s report. Upon such adjustment, the Company shall advise the Reinsurer of any outstanding losses arising during the Contract, which has not been finally settled and which may cause a recovery under this Contract and, unless mutually agreed otherwise, release the Reinsurer from all liabilities that attach hereunder for any losses not reported to the Reinsurer within 18 months after the end of the Contract Year.

Article XII - Reports and Remittances

A.	At inception or upon execution, whichever is later, of this Contract, the Company shall report to the Reinsurer the ceded unearned premium (net of inuring reinsurance as set forth in Article VI) with respect to business in force as of the effective date of the Contract. The Company shall remit payment of this amount, less Ceding Commission, with the report.

B.	Within 20 days after the end of each month, the Company shall report to the Reinsurer:

1.	Ceded Net Written Premium for the month;

2.	Provisional commission thereon;

3.	Ceded Net Earned Premium for the month;

4.	Ceded losses paid during the month, segregated by losses assigned a catastrophe number by PCS (net of any recoveries during the month under the “cash call” provisions of Article X), Loss Adjustment Expense, Shock Losses, Mold losses and all other losses; and

5.	Ceded unearned premiums and case outstanding reserves for ceded losses as of the end of the month.

C.	The positive balance of (B1) less (B2) less (B4) shall be remitted by the Company with its report. Any balance shown to be due the Company shall be remitted by the Reinsurer within 15 days after receipt and verification of the Company’s report.

D.	The Company shall furnish the Reinsurer with such information as the Reinsurer may require to complete its Annual Convention Statement.

E.	Reports shall follow the format shown in Schedule A attached to this contract.

Article XIII - Salvage and Subrogation

The Reinsurer shall be credited with its proportionate share of salvage (i.e., reimbursement obtained or recovery made by the Company, less the actual cost, excluding salaries of officials and employees of the Company and sums paid to attorneys as retainer, of obtaining such reimbursement or making such recovery) on account of claims and settlements involving reinsurance hereunder. The Company hereby agrees to enforce its rights to salvage or subrogation relating to any loss, a part of which loss was sustained by the Reinsurer, and to prosecute all claims arising out of such rights.

Article XIV - Original Conditions

A.

All reinsurance under this Contract shall be subject to the same rates, terms, conditions, waivers and interpretations and to the same modifications and alterations as the respective Policies of the Company. However, in no event shall this be construed in any way to provide coverage outside the terms and conditions set forth in this Contract. The Reinsurer shall be credited with its exact proportion of the original premiums received by the Company, prior to disbursement of any dividends, but after deduction of premiums, if any, ceded by the Company for inuring reinsurance.

B.	Nothing herein shall in any manner create any obligations or establish any rights against the Reinsurer in favor of any third party or any persons not parties to this Contract.

C.	The Company has not relied on the Reinsurer for accounting, legal or tax advice pertaining to this Contract.

Article XV - Late Payments

A.	The provisions of this Article shall not be implemented unless specifically invoked, in writing, by one of the parties to this Contract.

B.	In the event any premium, loss or other payment due either party is not received by the intermediary named in the Article XXX (hereinafter referred to as the “Intermediary”) by the payment due date, the party to whom payment is due may, by notifying the Intermediary in writing, require the debtor party to pay, and the debtor party agrees to pay, an interest penalty on the amount past due calculated for each such payment on the last business day of each month as follows:

1.	The number of full days which have expired since the due date or the last monthly calculation, whichever the lesser; times

2.	1/365ths of the six-month United States Treasury Bill rate as quoted in The Wall Street Journal on the first business day of the month for which the calculation is made; times

3.	The amount past due, including accrued interest.

It is agreed that interest shall accumulate until payment of the original amount due plus interest penalties have been received by the Intermediary.

C.	The establishment of the due date shall, for purposes of this Article, be determined as follows:

1.	As respects any routine payment, adjustment or return due either party, the due date shall be as provided for in the applicable section of this Contract. In the event a due date is not specifically stated for a given payment, it shall be deemed due 45 business days after the date of transmittal by the Intermediary of the initial billing for each such payment.

2.	As respects any payment, adjustment or return due either party not otherwise provided for in subparagraph 1 of this paragraph, the due date shall be deemed as 45 business days following transmittal of written notification that the provisions of this Article have been invoked.

For purposes of interest calculations only, amounts due hereunder shall be deemed paid upon receipt by the Intermediary.

D.	Nothing herein shall be construed as limiting or prohibiting a Subscribing Reinsurer from contesting the validity of any claim, or from participating in the defense of any claim or suit, or prohibiting either party from contesting the validity of any payment or from initiating any arbitration or other proceeding in accordance with the provisions of this Contract. If the debtor party prevails in an arbitration or other proceeding, then any interest penalties due hereunder on the amount in dispute shall be null and void. If the debtor party loses in such proceeding, then the interest penalty on the amount determined to be due hereunder shall be calculated in accordance with the provisions set forth above unless otherwise determined by such proceedings. If a debtor party advances payment of any amount it is contesting, and proves to be correct in its contestation, either in whole or in part, the other party shall reimburse the debtor party for any such excess payment made plus interest on the excess amount calculated in accordance with this Article.

E.	Interest penalties arising out of the application of this Article that are $100 or less from any party shall be waived unless there is a pattern of late payments consisting of three or more items over the course of any 12-month period.

Article XVI - Offset (BRMA 36C)

The Company and the Reinsurer shall have the right to offset any balance or amounts due from one party to the other under the terms of this Contract. The party asserting the right of offset may exercise such right any time whether the balances due are on account of premiums or losses or otherwise.

Article XVII - Access to Records

The Reinsurer or its designated representatives shall have access at any reasonable time to all records of the Company which pertain in any way to this reinsurance. The Reinsurer shall be able to inspect and copy any pertinent records and shall be responsible for all such related expenses.

Article XVIII - Errors and Omissions (BRMA 14F)

Inadvertent delays, errors or omissions made in connection with this Contract or any transaction hereunder shall not relieve either party from any liability which would have attached had such delay, error or omission not occurred, provided always that such error or omission is rectified as soon as possible after discovery.

Article XIX - Taxes (BRMA 50B)

In consideration of the terms under which this Contract is issued, the Company will not claim a deduction in respect of the premium hereon when making tax returns, other than income or profits tax returns, to any state or territory of the United States of America or the District of Columbia.

Article XX - Funding Requirements

A.	The Reinsurer agrees to fund its share of the Company’s ceded unearned premium, outstanding loss and Loss Adjustment Expense reserves (including incurred but not reported loss reserves) by:

1.	Clean, irrevocable and unconditional letters of credit issued or confirmed by a bank or banks meeting the NAIC Securities Valuation Office credit standards for issuers of letters of credit and acceptable to the Company; and/or

2.	Escrow accounts for the benefit of the Company; and/or

3.	Cash advances;

only if the Reinsurer is unauthorized in any state of the United States of America or the District of Columbia having jurisdiction over the Company and if, without such funding, a penalty would accrue to the Company on any financial statement it is required to file with the insurance regulatory authorities involved.

The Reinsurer, at its sole option, may fund in other than cash if its method and form of funding are acceptable to the Company and to the insurance regulatory authorities involved. For the purposes of this Contract the Lloyd’s United States Credit for Reinsurance Trust Fund shall be considered an acceptable funding instrument.

B.	With regard to funding in whole or in part by letters of credit, it is agreed that each letter of credit will be in a form acceptable to insurance regulatory authorities involved, will be issued for a term of at least one year and will include an “evergreen clause,” which automatically extends the term for at least one additional year at each expiration date unless written Notice of nonrenewal is given to the Company not less than 30 days prior to said expiration date. The Company and the Reinsurer further agree, notwithstanding anything to the contrary in this Contract, that said letters of credit may be drawn upon by the Company or its successors in interest at any time, without diminution because of the insolvency of the Company or the Reinsurer, but only for one or more of the following purposes:

1.	To reimburse itself for the Reinsurer’s share of unearned premiums returned to insureds on account of Policy cancellations, unless paid in cash by the Reinsurer;

2.	To reimburse itself for the Reinsurer’s share of losses and/or Loss Adjustment Expense paid under the terms of Policies reinsured hereunder, unless paid in cash by the Reinsurer;

3.	To reimburse itself for the Reinsurer’s share of any other amounts claimed to be due hereunder, unless paid in cash by the Reinsurer;

4.	To fund a cash account in an amount equal to the Reinsurer’s share of any ceded unearned premium, outstanding loss and Loss Adjustment Expense reserves

(including incurred but not reported loss reserves) funded by means of a letter of credit which is under nonrenewal Notice, if said letter of credit has not been renewed or replaced by the Reinsurer 10 days prior to its expiration date;

5.	To refund to the Reinsurer any sum in excess of the actual amount required to fund the Reinsurer’s share of the Company’s ceded outstanding loss and Loss Adjustment Expense reserves (including incurred but not reported loss reserves), if so requested by the Reinsurer.

In the event the amount drawn by the Company on any letter of credit is in excess of the actual amount required for B(1), B(2) or B(4), or in the case of B(3), the actual amount determined to be due, the Company shall promptly return to the Reinsurer the excess amount so drawn.

Article XXI - Insolvency

A.	In the event of the insolvency of one or more of the reinsured companies, this reinsurance shall be payable directly to the company or to its liquidator, receiver, conservator or statutory successor on the basis of the liability of the company without diminution because of the insolvency of the company or because the liquidator, receiver, conservator or statutory successor of the company has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the company shall give written Notice to the Reinsurer of the pendency of a claim against the company indicating the Policy or bond reinsured which claim would involve a possible liability on the part of the Reinsurer within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the company or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the Court, against the company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the company solely as a result of the defense undertaken by the Reinsurer.

B.	Where two or more reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Contract as though such expense had been incurred by the company.

C.	It is further understood and agreed that, in the event of the insolvency of one or more of the reinsured companies, the reinsurance under this Contract shall be payable directly by the Reinsurer to the company or to its liquidator, receiver or statutory successor, except as provided by Section 4118(a) of the New York Insurance Law or except (1) where this Contract specifically provides another payee of such reinsurance in the event of the insolvency of the company or (2) where the Reinsurer with the consent of the direct insured or insureds has assumed such Policy obligations of the company as direct obligations of the Reinsurer to the payees under such policies and in substitution for the obligations of the company to such payees.

Article XXII - Arbitration

A.	As a condition precedent to any right of action hereunder, in the event of any dispute or difference of opinion hereafter arising with respect to this Contract, it is hereby mutually agreed that such dispute or difference of opinion shall be submitted to arbitration. One Arbiter shall be chosen by the Company, the other by the Reinsurer, and an Umpire shall be chosen by the two Arbiters before they enter upon arbitration, all of whom shall be active or retired disinterested executive officers of insurance or reinsurance companies or Lloyd’s London Underwriters. In the event that either party should fail to choose an Arbiter within 30 days following a written request by the other party to do so, the requesting party may choose two Arbiters who shall in turn choose an Umpire before entering upon arbitration. If the two Arbiters fail to agree upon the selection of an Umpire within 30 days following their appointment, each Arbiter shall nominate three candidates within 10 days thereafter, two of whom the other shall decline, and the decision shall be made by drawing lots.

B.	Each party shall present its case to the Arbiters within 30 days following the date of appointment of the Umpire. The Arbiters shall consider this Contract as an honorable engagement rather than merely as a legal obligation and they are relieved of all judicial formalities and may abstain from following the strict rules of law. The decision of the Arbiters shall be final and binding on both parties; but failing to agree, they shall call in the Umpire and the decision of the majority shall be final and binding upon both parties. Judgment upon the final decision of the Arbiters may be entered in any court of competent jurisdiction.

C.	If more than one reinsurer is involved in the same dispute, all such reinsurers shall constitute and act as one party for purposes of this Article and communications shall be made by the Company to each of the reinsurers constituting one party, provided, however, that nothing herein shall impair the rights of such reinsurers to assert several, rather than joint, defenses or claims, nor be construed as changing the liability of the reinsurers participating under the terms of this Contract from several to joint.

D.	Each party shall bear the expense of its own Arbiter, and shall jointly and equally bear with the other the expense of the Umpire and of the arbitration. In the event that the two Arbiters are chosen by one party, as above provided, the expense of the Arbiters, the Umpire and the arbitration shall be equally divided between the two parties.

E.	Any arbitration proceedings shall take place at a location mutually agreed upon by the parties to this Contract, but notwithstanding the location of the arbitration, all proceedings pursuant hereto shall be governed by the law of the State of Illinois.

Article XXIII - Service of Suit (BRMA 49C)

(Applicable if the Reinsurer is not domiciled in the United States of America, and/or is not authorized in any State, Territory or District of the United States where authorization is required by insurance regulatory authorities)

A.	It is agreed that in the event the Reinsurer fails to pay any amount claimed to be due hereunder, the Reinsurer, at the request of the Company, will submit to the jurisdiction of a court of competent jurisdiction within the United States. Nothing in this Article constitutes or should be understood to constitute a waiver of the Reinsurer’s rights to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States.

B.	Further, pursuant to any statute of any state, territory or district of the United States which makes provision therefor, the Reinsurer hereby designates the party named in its Interests and Liabilities Agreement, or if no party is named therein, the Superintendent, Commissioner or Director of Insurance or other officer specified for that purpose in the statute, or his successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Contract.

Article XXIV - Governing Law

This Contract shall be governed by and construed in accordance with the laws of the State of Illinois.

Article XXV - Federal Excise Tax

A.	The Reinsurer has agreed to allow for the purpose of paying the Federal Excise Tax the applicable percentage of the premium payable hereon (as imposed under Section 4371 of the Internal Revenue Code) to the extent such premium is subject to the Federal Excise Tax.

B.	In the event of any return of premium becoming due hereunder the Reinsurer will deduct the applicable percentage from the return premium payable hereon and the Company or its agent should take steps to recover the tax from the United States Government.

Article XXVI - Confidentiality (BRMA 69E)

The parties acknowledge there may be portions of this Contract, the treaty prospectus or the marketing package that may contain confidential, proprietary information of the Company. The Reinsurer shall maintain the confidentiality of such information concerning the Company or its business and shall not disclose it to any third person without prior written approval; provided, however, that the Reinsurer may be required and is permitted under this Contract to disclose such information in answers to interrogatories, subpoenas or other legal/arbitration processes as well as to the Company’s Intermediaries, to the Reinsurer’s retrocessionaires, and applicable intermediaries, or in response to requests by governmental and regulatory agencies. In addition, the Reinsurer may disclose such information to its accountants and to its outside legal counsel as may be necessary.

Article XXVII - Currency (BRMA 12A)

A.	Whenever the word “Dollars” or the “$” sign appears in this Contract, they shall be construed to mean United States Dollars and all transactions under this Contract shall be in United States Dollars.

B.	Amounts paid or received by the Company in any other currency shall be converted to United States Dollars at the rate of exchange at the date such transaction is entered on the books of the Company.

Article XXVIII - Agency Agreement / Combined Results

Vesta Fire Insurance Corporation shall be the agent for the Company for purposes of sending or receiving Notices required by the terms and conditions of this Contract, and for purposes of remitting or receiving any monies due any party. All calculations, including but not limited to commission adjustment and limit of liability shall be on the combined sum of all named companies in this Contract that are included as the Company.

Article XXIV - Entire Agreement

This Contract supersedes all prior discussions and agreements between the parties with respect to the subject matter of this Contract. This Contract, including the schedules attached hereto (if any), contains the sole and entire Contract between the parties with respect to the subject matter hereof. Any and all changes to this Contract will not be valid unless and until they are submitted in writing and are properly executed by all parties.

Article XXX - Intermediary (BRMA 23A)

Benfield Inc. is hereby recognized as the Intermediary negotiating this Contract for all business hereunder. All communications (including but not limited to notices, statements, premium, return premium, commissions, taxes, losses, Loss Adjustment Expense, salvages and loss settlements) relating thereto shall be transmitted to the Company or the Reinsurer through Benfield Inc. Payments by the Company to the Intermediary shall be deemed to constitute payment to the Reinsurer. Payments by the Reinsurer to the Intermediary shall be deemed to constitute payment to the Company only to the extent that such payments are actually received by the Company.

In Witness Whereof, the Company by its duly authorized representative has executed this Contract as of the date undermentioned at:

Birmingham, Alabama, this                      day of                                                       in the year                 .

Vesta Fire Insurance Corporation

U.S.A.

NUCLEAR INCIDENT EXCLUSION CLAUSE - PHYSICAL DAMAGE - REINSURANCE

1. This Reinsurance does not cover any loss or liability accruing to the Reassured, directly or indirectly and whether as Insurer or Reinsurer, from any Pool of Insurers or Reinsurers formed for the purpose of covering Atomic or Nuclear Energy risks.

2. Without in any way restricting the operation of paragraph (1) of this Clause, this Reinsurance does not cover any loss or liability accruing to the Reassured, directly or indirectly and whether as Insurer or Reinsurer, from any insurance against Physical Damage (including business interruption or consequential loss arising out of such Physical Damage) to:

I.	Nuclear reactor power plants including all auxiliary property on the site, or

II.	Any other nuclear reactor installation, including laboratories handling radioactive materials in connection with reactor installations, and “critical facilities” as such, or

III.	Installations for fabricating complete fuel elements or for processing substantial quantities of “special nuclear material,” and for reprocessing, salvaging, chemically separating, storing or disposing of “spent” nuclear fuel or waste materials, or

IV.	Installations other than those listed in paragraph (2) III above using substantial quantities of radioactive isotopes or other products of nuclear fission.

3. Without in any way restricting the operations of paragraphs (1) and (2) hereof, this Reinsurance does not cover any loss or liability by radioactive contamination accruing to the Reassured, directly or indirectly, and whether as Insurer or Reinsurer, from any insurance on property which is on the same site as a nuclear reactor power plant or other nuclear installation and which normally would be insured therewith except that this paragraph (3) shall not operate

(a)	where Reassured does not have knowledge of such nuclear reactor power plant or nuclear installation, or

(b)	where said insurance contains a provision excluding coverage for damage to property caused by or resulting from radioactive contamination, however caused. However on and after 1st January 1960 this sub-paragraph (b) shall only apply provided the said radioactive contamination exclusion provision has been approved by the Governmental Authority having jurisdiction thereof.

4. Without in any way restricting the operations of paragraphs (1), (2) and (3) hereof, this Reinsurance does not cover any loss or liability by radioactive contamination accruing to the Reassured, directly or indirectly, and whether as Insurer or Reinsurer, when such radioactive contamination is a named hazard specifically insured against.

5. It is understood and agreed that this Clause shall not extend to risks using radioactive isotopes in any form where the nuclear exposure is not considered by the Reassured to be the primary hazard.

6. The term “special nuclear material” shall have the meaning given it in the Atomic Energy Act of 1954 or by any law amendatory thereof.

7. Reassured to be sole judge of what constitutes:

(a)	substantial quantities, and

(b)	the extent of installation, plant or site.

Note.- Without in any way restricting the operation of paragraph (1) hereof, it is understood and agreed that

(a)	all policies issued by the Reassured on or before 31st December 1957 shall be free from the application of the other provisions of this Clause until expiry date or 31st December 1960 whichever first occurs whereupon all the provisions of this Clause shall apply.

(b)	with respect to any risk located in Canada policies issued by the Reassured on or before 31st December 1958 shall be free from the application of the other provisions of this Clause until expiry date or 31st December 1960 whichever first occurs whereupon all the provisions of this Clause shall apply.

U.S.A.

NUCLEAR INCIDENT EXCLUSION CLAUSE - LIABILITY - REINSURANCE

(Approved by Lloyd’s Underwriters’ Fire and Non-Marine Association)

(1) This reinsurance does not cover any loss or liability accruing to the Reassured as a member of, or subscriber to, any association of insurers or reinsurers formed for the purpose of covering nuclear energy risks or as a direct or indirect reinsurer of any such member, subscriber or association.

(2) Without in any way restricting the operation of paragraph (1) of this Clause it is understood and agreed that for all purposes of this reinsurance all the original policies of the Reassured (new, renewal and replacement) of the classes specified in Clause II of this paragraph (2) from the time specified in Clause III in this paragraph (2) shall be deemed to include the following provision (specified as the Limited Exclusion Provision):

Limited Exclusion Provision.*

I.	It is agreed that the policy does not apply under any liability coverage,

to	(injury, sickness, disease, death or destruction	with respect to which an insured under the
(bodily injury or property damage

policy is also an insured under a nuclear energy liability policy issued by Nuclear Energy Liability Insurance Association, Mutual Atomic Energy Liability Underwriters or Nuclear Insurance Association of Canada, or would be an insured under any such policy but for its termination upon exhaustion of its limit of liability.

II.	Family Automobile Policies (liability only), Special Automobile Policies (private passenger automobiles, liability only), Farmers Comprehensive Personal Liability Policies (liability only), Comprehensive Personal Liability Policies (liability only) or policies of a similar nature; and the liability portion of combination forms related to the four classes of policies stated above, such as the Comprehensive Dwelling Policy and the applicable types of Homeowners Policies.

III.	The inception dates and thereafter of all original policies as described in II above, whether new, renewal or replacement, being policies which either

(a)	become effective on or after 1st May, 1960, or

(b)	become effective before that date and contain the Limited Exclusion Provision set out above;

provided this paragraph (2) shall not be applicable to Family Automobile Policies, Special Automobile Policies, or policies or combination policies of a similar nature, issued by the Reassured on New York risks, until 90 days following approval of the Limited Exclusion Provision by the Governmental Authority having jurisdiction thereof.

(3) Except for those classes of policies specified in Clause II of paragraph (2) and without in any way restricting the operation of paragraph (1) of this Clause, it is understood and agreed that for all purposes of this reinsurance the original liability policies of the Reassured (new, renewal and replacement) affording the following coverages:

Owners, Landlords and Tenants Liability, Contractual Liability, Elevator Liability, Owners or Contractors (including railroad) Protective Liability, Manufacturers and Contractors Liability, Product Liability, Professional and Malpractice Liability, Storekeepers Liability, Garage Liability, Automobile Liability (including Massachusetts Motor Vehicle or Garage Liability)

shall be deemed to include, with respect to such coverages, from the time specified in Clause V of this paragraph (3), the following provision (specified as the Broad Exclusion Provision):

Broad Exclusion Provision.*

It is agreed that the policy does not apply:

I.	Under any Liability Coverage to	(injury, sickness, disease, death or destruction
(bodily injury or property damage

(a)	with respect to which an insured under the policy is also an insured under a nuclear energy liability policy issued by Nuclear Energy Liability Insurance Association, Mutual Atomic Energy Liability Underwriters or Nuclear Insurance Association of Canada, or would be an insured under any such policy but for its termination upon exhaustion of its limit of liability; or

(b)	resulting from the hazardous properties of nuclear material and with respect to which (1) any person or organization is required to maintain financial protection pursuant to the Atomic Energy Act of 1954, or any law amendatory thereof, or (2) the insured is, or had this policy not been issued would be, entitled to indemnity from the United States of America, or any agency thereof, under any agreement entered into by the United States of America, or any agency thereof, with any person or organization.

II.	Under any Medical Payments Coverage, or under any Supplementary Payments Provision

relating to	(immediate medical or surgical relief	to expenses incurred with respect
(first aid,

to	(bodily injury, sickness, disease or death	resulting from the hazardous properties of
(bodily injury

nuclear material and arising out of the operation of a nuclear facility by any person or organization.

III.	Under any Liability Coverage to	(injury, sickness, disease, death or destruction
(bodily injury or property damage

resulting from the hazardous properties of nuclear material, if

(a)	the nuclear material (1) is at any nuclear facility owned by, or operated by or on behalf of, an insured or (2) has been discharged or dispersed therefrom;

(b)	the nuclear material is contained in spent fuel or waste at any time possessed, handled, used, processed, stored, transported or disposed of by or on behalf of an insured; or

(c)	the	(injury, sickness, disease, death or destruction	arises out of the furnishing by an insured
(bodily injury or property damage

of services, materials, parts or equipment in connection with the planning, construction, maintenance, operation or use of any nuclear facility, but if such facility is located within the United States of America, its territories, or possessions or Canada, this exclusion (c) applies

only to	(injury to or destruction of property at such nuclear facility
(property damage to such nuclear facility and any property thereat.

IV.	As used in this endorsement:

“hazardous properties” include radioactive, toxic or explosive properties; “nuclear material” means source material, special nuclear material or byproduct material; “source material”, “special nuclear material”, and “byproduct material” have the meanings given them in the Atomic Energy Act of 1954 or in any law amendatory thereof; “spent fuel” means any fuel element or fuel component, solid or liquid, which has been used or exposed to radiation in a nuclear reactor; “waste” means any waste material (1) containing byproduct material and (2) resulting from the operation by any person or organization of any nuclear facility included within the definition of nuclear facility under paragraph (a) or (b) thereof; “nuclear facility” means

(a)	any nuclear reactor,

(b)	any equipment or device designed or used for (1) separating the isotopes of uranium or plutonium, (2) processing or utilizing spent fuel, or (3) handling processing or packaging waste,

(c)	any equipment or device used for the processing, fabricating or alloying of special nuclear material if at any time the total amount of such material in the custody of the insured at the premises where such equipment or device is located consists of or contains more than 25 grams of plutonium or uranium 233 or any combination thereof, or more than 250 grams of uranium 235,

(d)	any structure, basin, excavation, premises or place prepared or used for the storage or disposal of waste,

and includes the site on which any of the foregoing is located, all operations conducted on such site and all premises used for such operations; “nuclear reactor” means any apparatus designed or used to sustain nuclear fission in a self-supporting chain reaction or to contain a critical mass of fissionable material;

(	With respect to injury to or destruction of property, the word “injury” or “destruction”
(	“property damage” includes all forms of radioactive contamination of property.
(	includes all forms of radioactive contamination of property.

V.	The inception dates and thereafter of all original policies affording coverages specified in this paragraph (3), whether new, renewal or replacement, being policies which become effective on or after 1st May, 1960, provided this paragraph (3) shall not be applicable to

(i)	Garage and Automobile Policies issued by the Reassured on New York risks, or

(ii)	statutory liability insurance required under Chapter 90, General Laws of Massachusetts, until 90 days following approval of the Broad Exclusion Provision by the Governmental Authority having jurisdiction thereof.

(4) Without in any way restricting the operation of paragraph (1) of this Clause, it is understood and agreed that paragraphs (2) and (3) above are not applicable to original liability policies of the Reassured in Canada and that with respect to such policies this Clause shall be deemed to include the Nuclear Energy Liability Exclusion Provisions adopted by the Canadian Underwriters’ Association of the Independent Insurance Conference of Canada.

*NOTE.	The words printed in italics in the Limited Exclusion Provision and in the Broad Exclusion Provision shall apply only in relation to original liability policies which include a Limited Exclusion Provision or a Broad Exclusion Provision containing those words.

Schedule A

Monthly Reporting Requirements

Cumulative Amounts evaluated as of XX/XX/XX

	California		Texas		Other States		TOTAL
	Gross	Ceded	Gross	Ceded	Gross	Ceded	Gross	Ceded
Premium
Unearned at 7/1/05
Written Beginning 7/1/05
Earned during treaty term
Ceding Commission
Paid
Expected Final
Loss & ALAE
Paid Loss
Paid ALAE
Outstanding Loss & ALAE
IBNR Loss & ALAE
Mold Loss & ALAE
Shock Loss & ALAE

Page 1 – Schedule A